EXHIBIT 11

                                 REED SMITH LLP
                                435 SIXTH AVENUE
                           PITTSBURGH, PA  15219-1886

                                October 27, 2006

The Trustees of

FEDERATED MUNICIPAL SECURITIES INCOME TRUST
5800 Corporate Drive
Pittsburgh, PA  15237-7000

      Re:  Legality of Shares Opinion

Ladies and Gentlemen:

      Federated New York Municipal Income Fund and Federated Pennsylvania Municipal Income Fund (together the "Acquiring Funds"), each a portfolio of Federated Municipal Securities Income Trust (the "Trust"), propose to acquire the assets of Sentinel New York Tax-Free Income Fund, a series of Sentinel Group Funds, Inc., and Sentinel Pennsylvania Tax Free Trust, respectively (together, the "Acquired Funds"), in exchange for Class A Shares of the Acquiring Funds ("Shares") pursuant to the Agreement and Plan of Reorganization dated June 20, 2006 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (333-135228) under the Securities Act of 1933, as amended ("N-14 Registration Statement").

      As counsel we have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940 and the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration Statement. Specifically, we have examined and are familiar with the Declaration of Trust and Bylaws of the Trust, and such other documents and records as we deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

      1. The Trust is duly organized and validly existing pursuant to its Declaration of Trust.

      2. The Shares, when issued pursuant to the Agreement, will be legally and validly issued in accordance with the Declaration of Trust. Such Shares, when so issued, will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                       Yours truly,

                                       /s/ Reed Smith LLP